UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2005

SUPERVALU INC.

(Exact name of registrant as specified in its charter)

Delaware	1–5418	41–0617000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11840 Valley View Road Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 828-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 6, 2005, SUPERVALU INC. (the “Company”) issued a press release, attached hereto as Exhibit 99.1, announcing its plan to sell its 20 corporate-owned Shop’n Save stores located in the Pittsburgh market. The Company anticipates that many of these stores will be sold to its affiliated retailers who currently operate the other 55 Shop’n Save stores in Pittsburgh and the surrounding area, thereby eliminating the split ownership of the Shop’n Save banner in the Pittsburgh market.

The Company’s preliminary estimate of the after-tax charge to be incurred in connection with the disposition of the Pittsburgh corporate stores is approximately $38 to $43 million. Included in this estimate is approximately $33 to $38 million for impairment of long-lived assets and goodwill and $5 to $10 million of other costs including employee related costs and inventory markdowns. The charge is primarily non-cash. The Company expects the majority of the disposition charge to be reflected in its financial results for the second quarter ending September 10, 2005, and the disposition to be principally completed by the end of its fiscal year ending February 25, 2006.

Item 2.06 Material Impairments.

The information reported in Item 2.05 “Costs Associated with Exit or Disposal Activities” is hereby incorporated by reference. The Company’s preliminary estimate of the after-tax non-cash impairment charge to be incurred in connection with the disposal primarily related to property, plant and equipment, is approximately $33 to $38 million.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1 News Release issued September 6, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERVALU INC.
(Registrant)

Date: September 06, 2005

	By:	/s/ John P. Breedlove
John P. Breedlove
Associate General Counsel, Corporate Secretary
(Authorized Officer of Registrant)

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1	News Release of SUPERVALU INC., dated September 6, 2005.